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           ALLIANCE WORLDWIDE PRIVATIZATION FUND, INC.

                     ARTICLES SUPPLEMENTARY

         Alliance Worldwide Privatization Fund, Inc., a Maryland corporation having its principal office in the City of Baltimore
(hereinafter called the "Corporation"), certifies that:

         FIRST:    The Board of Directors of the Corporation
hereby re-classifies the 3,000,000,000 shares of Class D Common
Stock as 3,000,000,000 shares of Advisor Class Common Stock.

         SECOND:   The shares of the Advisor Class Common Stock as
so classified by the Corporation's Board of Directors shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption previously set forth in Article FIFTH of the Corporation's Articles of Incorporation with respect to the former Class D Common Stock and shall be subject to all provisions of the Articles of Incorporation relating to stock of the Corporation generally, and those set forth as follows:

              At such times (which may vary among holders of Advisor Class common stock) as may be determined by the Board of Directors (or with the authorization of the Board of Directors, by the officers of the Corporation) in accordance with the Investment Company Act of 1940, applicable rules and regulations thereunder and applicable rules and regulations of the National Association of Securities Dealers, Inc., as memorialized in resolutions duly adopted by the Board of Directors and from time to time reflected in the registration statement of the Corporation (the "Corporation's Registration Statement"), certain of the shares of Advisor Class Common Stock of the Corporation may be automatically converted into shares of another class of stock of the Corporation based on the relative net asset values of such classes at the time of conversion, subject, however, to any terms or conditions of conversion that may be imposed by the Board of Directors (or with the authorization of the Board of Directors, by the officers of the Corporation) as are memorialized in resolutions duly adopted by the Board of Directors and reflected in the Corporation's Registration Statement.

         THIRD:    The shares aforesaid have been duly classified
by the Corporation's Board of Directors pursuant to authority and power contained in the Corporation's Articles of Incorporation.

         IN WITNESS WHEREOF, Alliance Worldwide Privatization
Fund, Inc. has caused these Articles Supplementary to be executed



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by its Chairman of the Board and attested by its Secretary and its corporate seal to be affixed on this 30th day of September, 1996. The Chairman of the Board of the Corporation who signed these Articles Supplementary acknowledges them to be the act of the Corporation and states under the penalties of perjury that, to the best of his knowledge, information and belief, the matters and facts set forth herein relating to authorization and approval hereof are true in all material respects.

                        ALLIANCE WORLDWIDE PRIVATIZATION
                         FUND, INC.

                            /s/ John D. Carifa
[CORPORATE SEAL]        By:___________________________
                           John D. Carifa
                           Chairman

         /s/ Edmund P. Bergan, Jr.
Attested:_____________________
         Edmund P. Bergan, Jr.,
         Secretary
































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